The Core Bond Portfolio of Merrill Lynch Bond Fund, Inc.

File No. 811-02857

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending March 31, 2003, the Core Bond Portfolio (“Core Bond”), a series of Merrill Lynch Bond Fund, Inc. (the “Registrant”), acquired substantially all of the assets and assumed substantially all of the liabilities of Mercury Total Return Bond Fund (“Mercury Total Return Bond”), a series of Mercury Funds II (“Mercury Trust”), File No. 811-4182, and Merrill Lynch Total Return Bond Fund, a series of Merrill Lynch Investment Managers Funds, Inc. (“MLIM Fund”), File No. 811-10053.  Mercury Total Return Bond and ML Total Return Bond are each “feeder” funds that invest all of their respective assets in a corresponding “master” portfolio, Master Total Return Bond Fund (“Total Return Master”), a series of Fund Asset Management Master Trust (“FAM Trust”), File No. 811-10089.

On September 30, 2002, at meetings of the Boards of Directors of the Registrant and MLIM Fund and the Board of Trustees of Mercury Trust, the Boards of Directors and Board of Trustees approved an Agreement and Plan of Reorganization (the “Reorganization”).  The Reorganization referred collectively to:

(i) the distribution by Total Return Master to Mercury Total Return Bond and ML Total Return Bond of their proportionate share of the assets and liabilities (i.e., a redemption in-kind), in return for all of the beneficial interests in Total Return Master held by Mercury Total Return Bond and ML Total Return Bond;

(ii)(A) (1) the subsequent acquisition by Core Bond of substantially all of the assets and the assumption by Core Bond of substantially all of the liabilities of Mercury Total Return Bond, (2) the issuance by the Registrant of newly issued shares of Core Bond common stock, par value of $.10 per share (“Core Bond Common Stock”), to Mercury Total Return Bond with an aggregate net asset value equal to the aggregate value of the assets acquired by Core Bond, reduced by the amount of the liabilities assumed by Core Bond, and (3) the subsequent distribution of corresponding shares of Core Bond to the shareholders of Mercury Total Return Bond in an amount proportionate to their shares of beneficial interest, without par value, of Mercury Total Return Bond, including shares of beneficial interest of Mercury Total Return Bond representing the Dividend Reinvestment Plan (“DRIP”) shares held in the book deposit accounts of the holders of shares of beneficial interest of Mercury Total Return Bond, in liquidation of Mercury Total Return Bond;

(ii)(B) (1) the subsequent acquisition by Core Bond of substantially all of the assets and the assumption by Core Bond of substantially all of the liabilities of ML Total Return Bond, (2) the issuance by the Registrant of newly issued shares of Core Bond Common Stock to ML Total Return Bond with an aggregate net asset value equal to the aggregate value of the assets acquired by Core Bond, reduced by the amount of the liabilities assumed by Core Bond, and (3) the subsequent distribution of corresponding shares of Core Bond to the stockholders of ML Total Return Bond in an amount proportionate to their shares of common stock, par value $.01 per share, of ML Total Return Bond, including shares of common stock of ML Total Return Bond representing the DRIP shares held in the book deposit accounts of the holders of shares of common stock of ML Total Return Bond, in liquidation of ML Total Return Bond.

On October 22, 2002, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-100666 and 811-02857; the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of Mercury Total Return Bond and ML Total Return Bond.  Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on December 5, 2002, and the N-14 Registration Statement as so amended was declared effective by the Commission on December 5, 2002.

On January 17, 2003, the shareholders of Mercury Total Return Bond and ML Total Return Bond approved the Reorganization at a special meeting of shareholders held for that purpose.  On February 24, 2003, the “Reorganization Date,” pursuant to the Agreement and Plan of Reorganization, Mercury Total Return Bond transferred securities and cash valued at $106,733,064.80 to the Registrant and received in exchange 5,087,748 Class A shares, 1,388,372 Class B shares, 588 Class C shares, and 4,086,266 Class D shares of Core Bond.  ML Total Return Bond transferred securities and cash valued at $47,257,648.94 to the Registrant and received in exchange 98,663 Class A shares, 30,693 Class B shares, 1,481,616 Class C shares, and 1,107,054 Class D shares of Core Bond.  Such shares were then distributed to the shareholders of Mercury Total Return Bond and ML Total Return Bond on that date in proportion to each shareholder’s interest in the assets transferred.

Mercury Total Return Bond, ML Total Return Bond, and Total Return Master were terminated as a series of Mercury Trust, MLIM Fund, and FAM Trust, respectively.